Exhibit 99.1

4484 Wilshire Boulevard
Los Angeles, California 90010
(323) 937-1060

Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: August 26, 2026

Mercury Announces the Passing of Founder and Chairman George Joseph

Mercury honors the legacy of its founder and longtime Chairman while reaffirming the continuity of the Joseph family ownership, the Company’s leadership and its commitment to customers, agents, employees, and shareholders.

LOS ANGELES, Calif., (August 26, 2026) — Mercury General Corporation (NYSE: MCY) (the "Company") today announced the passing of George Joseph, the Company’s founder and longtime Chairman. He was 104 years old.

Joseph founded Mercury, and the Company sold its first policy in 1962. He believed Mercury could innovate using more mathematics, actuarial discipline and data to create fairer and more equitable rates for a broader range of drivers.

He served as chairman from the Company’s founding and led Mercury as Chief Executive Officer ("CEO") for 45 years, through 2006. Even after stepping down as CEO, he remained deeply engaged in the Company as its Executive Chairman.

George Joseph was raised in Beckley, West Virginia, during the Great Depression, the son of Lebanese immigrants. In 1941, Joseph volunteered for military service and served as a B-17 navigator during World War II and flew 50 missions. He later attended Harvard College on the GI Bill and graduated in 1949 with a degree in math and physics.

Under Joseph’s leadership as CEO, Mercury grew from a small California insurer with six employees and 90 agents into the largest independent agency writer of private passenger automobile insurance in California. During his tenure as CEO, the Company completed a public offering in 1985, expanded beyond California beginning in 1989, and was listed on the New York Stock Exchange in 1996. The Company’s written premiums grew to just over $1 billion in 1997 and broke the $3 billion mark in 2006.

Joseph was also recognized during his career for his contributions to the insurance industry, including being named “Company Person of the Year” by the Professional Insurance Agents Association in 1987. Mercury also earned repeated national recognition, including multiple appearances on Forbes’ list of America’s Most Trustworthy Companies.

Leadership Continuity and Succession

The Board of Directors has appointed Gabriel Tirador as Chairman of the Board, effective immediately. He will continue to serve as CEO.

“George created not only a successful company but also a culture grounded in service, accountability and respect for the customer,” said Martha E. Marcon, Lead Independent Director of Mercury General Corporation. “The Board’s appointment of Gabriel Tirador as Chairman reflects the continuity George valued. Gabriel brings a deep understanding of the business, extensive leadership experience, and the judgment and perspective needed to guide the Board at this time.”

Tirador is 61 years old and has served as Mercury’s chief executive officer since 2007 and is a member of the Company’s board. In his new role as Chairman and CEO, he will continue to lead the organization with a focus on operational discipline, customer value, and the long-term strength of the business.

“George Joseph built Mercury on the belief that customers deserved quality insurance, fair pricing and personal service,” said Gabriel Tirador, Chairman of the Board and CEO. “He was an innovative leader who created more flexible, quality insurance products that served a larger share of society. He saw opportunities in underwriting, distribution, and the disciplined use of data to deliver more value to customers. His vision shaped not only Mercury, but also the way many in our industry think about underwriting, rating and service. We mourn his passing, celebrate his extraordinary life, and will honor his legacy by staying true to the principles he established.”

Mr. Joseph’s son, Victor Joseph, is 39 years old, and has served as Mercury’s President and Chief Operating Officer since January 2024. Victor was elected to the Company’s Board of Directors in 2024. Victor has held several positions at the Company since 2009 and his progression through the organization reflects the depth of operating experience supporting Mercury’s future.

Mr. Joseph’s wife, Vicky Joseph, has assumed ownership of his Mercury General stock. Vicky was elected to the Company’s Board of Directors in 2021.

George Joseph is survived by his wife, five children and ten grandchildren. Reflecting on his legacy, he once said, “I hope I’ll be remembered for the contribution I’ve made to the insurance industry, and the changes Mercury has pioneered that have led to billions of dollars in savings for consumers.” Mercury remains committed to the mission and values that defined George Joseph’s leadership for more than six decades.

About Mercury General Corporation

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

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